                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                [ ]  Confidential, for Use of the Commission
                                                     Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                          First Community Corporation
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                              [COMPANY LETTERHEAD]


                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS




Dear Fellow Shareholder:

         We cordially invite you to attend the 1999 Annual Meeting of Shareholders of First Community Corporation, the holding company for First Community Bank, N.A. At the meeting, we will report on our performance in 1998 and answer your questions. We are excited about our accomplishments in 1998 and look forward to discussing both our accomplishments and our plans with you. We hope that you can attend the meeting and look forward to seeing you there.

         This letter serves as your official notice that we will hold the meeting on April 21, 1999 at 11:00 a.m. at the Golden Hills Golf and Country Club, 100 Scotland Drive, Lexington, South Carolina for the following purposes:

         1.       To elect six members to the Board of Directors;

         2. To consider a proposal to approve the company's 1999 Stock Incentive Plan; and

         3. To transact any other business that may properly come before the meeting or any adjournment of the meeting.

         Shareholders owning our common stock at the close of business on March 1, 1999 are entitled to attend and vote at the meeting. A complete list of these shareholders will be available at the company's offices prior to the meeting.

         Please use this opportunity to take part in the affairs of your company by voting on the business to come before this meeting. Even if you plan to attend the meeting, we encourage you to complete and return the enclosed proxy to us as promptly as possible.


                                          By Order of the Board of Directors,


                                          James C. Leventis
                                          Chairman of the Board


                                          Michael C. Crapps
                                          President and Chief Executive Officer

Lexington, South  Carolina
March 23, 1999

                          FIRST COMMUNITY CORPORATION
                             5455 SUNSET BOULEVARD
                        LEXINGTON, SOUTH CAROLINA 29072



                     PROXY STATEMENT FOR ANNUAL MEETING OF
                   SHAREHOLDERS TO BE HELD ON APRIL 21, 1999


         Our Board of Directors is soliciting proxies for the 1999 Annual Meeting of Shareholders. This proxy statement contains important information for you to consider when deciding how to vote on the matters brought before the meeting. We encourage you to read it carefully.

                               VOTING INFORMATION

         The Board set March 1, 1999 as the record date for the meeting. Shareholders owning our common stock at the close of business on that date are entitled to attend and vote at the meeting, with each share entitled to one vote. There were 1,207,177 shares of common stock outstanding on the record date. A majority of the outstanding shares of common stock represented at the meeting will constitute a quorum.

         When you sign the proxy card, you appoint Michael C. Crapps and Joseph
G. Sawyer as your representatives at the meeting. Mr. Crapps and Mr. Sawyer will vote your proxy as you have instructed them on the proxy card. If you submit a proxy but do not specify how you would like it to be voted, Mr. Crapps and Mr. Sawyer will vote your proxy for the election to the Board of Directors of all nominees listed below under "Election Of Directors" and for approval of the 1999 Stock Incentive Plan. We are not aware of any other matters to be considered at the meeting. However, if any other matters come before the meeting, Mr. Crapps and Mr. Sawyer will vote your proxy on such matters in accordance with their judgment.

         You may revoke your proxy and change your vote at any time before the polls close at the meeting. You may do this by signing and delivering another proxy with a later date or by voting in person at the meeting.

         We are paying for the costs of preparing and mailing the proxy materials and of reimbursing brokers and others for their expenses of forwarding copies of the proxy materials to our shareholders. Our officers and employees may assist in soliciting proxies but will not receive additional compensation for doing so. We are distributing this proxy statement on or about March 23, 1999.


                     PROPOSAL NO. 1: ELECTION OF DIRECTORS

         The Board of Directors is divided into three classes with staggered terms, so that the terms of only approximately one-third of the Board members expire at each annual meeting. The current terms of the Class II directors will expire at the meeting. The terms of the Class III directors expire at the 2000 Annual Shareholders Meeting. The terms of the Class I directors will expire at the 2001 Annual Shareholders Meeting.
Our directors and their classes are:

                Class I                                Class II                               Class III

           Richard K. Bogan                         Thomas C. Brown                        William L. Boyd
           Michael C. Crapps                       Robert G. Clawson                       Chimin J. Chao
            Hinton G. Davis                      O.A. Ethridge, D.M.D.                    William A. Jordan
            Anita B. Easter                     W. James Kitchens, Jr.                    James C. Leventis
      George H. Fann, Jr., D.M.D.                  Broadus Thompson                     Loretta R. Whitehead
          Angelo L. Tsiantis                    Mitchell M. Willoughby


         Shareholders will elect six nominees as Class II directors at the meeting to serve a three-year term, expiring at the 2002 Annual Meeting of Shareholders. The directors will be elected by a plurality of the votes cast at the meeting. This means that the six nominees receiving the highest number of votes will be elected. Abstentions and broker non-votes will not be considered to be either affirmative or negative votes.

         The Board of Directors recommends that you elect Thomas C. Brown, Robert G. Clawson, O.A. Ethridge, D.M.D, W. James Kitchens, Jr., Broadus Thompson, and Mitchell M. Willoughby as Class II directors.

         If you submit a proxy but do not specify how you would like it to be voted, Mr. Crapps and Mr. Sawyer will vote your proxy to elect Mr. Brown, Mr. Clawson, Dr. Ethridge, Mr. Kitchens, Mr. Thompson, and Mr. Willoughby. If any of these nominees is unable or fails to accept nomination or election (which we do not anticipate), Mr. Crapps and Mr. Sawyer will vote instead for a replacement to be recommended by the Board of Directors, unless you specifically instruct otherwise in the proxy.

         Set forth below is certain information about the nominees:

         Thomas C. Brown, 40, Class II Director, has served as a director of the company since its formation in 1994. Since 1989, Mr. Brown has been the president and owner of T.C.B. Enterprises of South Carolina, Inc., a restaurant business based in Myrtle Beach. An Elder of First Presbyterian Church in Myrtle Beach, Mr. Brown is also a member of the Chicora Rotary Club of Myrtle Beach, the Myrtle Beach Area Hospitality Association, and the Myrtle Beach Chamber of Commerce. Mr. Brown graduated from Clemson University in 1981 with a B.S. degree in Civil Engineering.

         Robert G. Clawson, 83, Class II Director, has served as a director of the company since its formation in 1994. Mr. Clawson began his banking career in 1939 as a bookkeeper/teller at The Bank of Yancyville, Yancyville, North Carolina. He joined The Bank of Hartsville in 1947, serving as president and chief executive officer from 1961 until his retirement in 1981. He continued to serve as a director until 1987 when the bank was merged into NCNB, now NationsBank. He continued as an advisory director until 1989, completing fifty years of banking in South Carolina, for which Mr. Clawson was awarded the South Carolina Bankers Association Fifty Year Cup. Mr. Clawson also served on the board of directors of Republic National Bank from 1989 until the bank was sold in 1994.

         O.A. Ethridge, D.M.D., 55, Class II Director, has served as a director of the company since its formation in 1994. Dr. Ethridge currently resides in Lexington, South Carolina and has practiced children's dentistry in West Columbia, South Carolina for more than 20 years. After graduating with a B.A. degree in Science from Erskine College in Due West, South Carolina in 1965, Dr. Ethridge received a D.M.D. in 1971 from the University of Louisville School of Dentistry in Louisville, Kentucky. He became a pedodontist in 1974 after receiving a pedodontist specialty from Children's Medical Center in Dayton, Ohio.

         W. James Kitchens, Jr., 37, Class II Director, has served as a director of the company since its formation in 1994. Mr. Kitchens has lived in and been in the practice of public accounting in Columbia, South Carolina since 1990 and is currently owner of The Kitchens Firm, P.A., a certified public accounting firm in Columbia. Mr. Kitchens earned a B.S. degree in Mathematics from the University of the South and an M.B.A. degree at Duke University.

         Broadus Thompson, 65, Class II Director, has served as a director of the company since its formation in 1994. Since 1962, Mr. Thompson has served as president of Carolina Investment and Development Company and its predecessor company (a real estate development company). He is also an officer and director of GTS Associates (a real estate management company) and managing partner or officer in various real estate syndications and corporations. Mr. Thompson graduated from the University of North Carolina with a B.A. degree in English in 1957.

         Mitchell M. Willoughby, 51, Class II Director, has served as a director of the company since its formation in 1994. Mr. Willoughby has lived in Columbia, South Carolina since 1970 and practiced law since 1975. He is currently a founding member of the law firm Willoughby & Hoefer, P.A. He received a B.S. degree in 1969 from Clemson University and a J.D. degree from the University of South Carolina in 1975.

         Set forth below is also information about each of the company's other directors and each of its executive officers. Each of the following directors is also a director of First Community Bank.

         Richard K. Bogan, 53, Class I Director, has served as a director of the company since its formation in 1994. Dr. Bogan has practiced medicine in Columbia, South Carolina since he started Pulmonary Associates of Carolina in 1978. He graduated with a B.S. degree from Wofford College in Spartanburg in 1966 and earned an M.D. degree from the Medical College of South Carolina in Charleston in 1970. Dr. Bogan has been president of Bogan Consulting, Inc., a medical consulting company, since December 1992 and holds memberships in numerous medical organizations. He has served as medical director of Palmetto Physician Partners and president of SCDA, a management company of sleep clinics throughout the Southeast.

         William L. Boyd, III, 74, Class III Director, has served as a director of the company since its formation in 1994. Mr. Boyd has lived in Columbia, South Carolina since 1926. He served as manager of Standard Parts Company, a division of Genuine Parts Company, from 1948 to 1975 and bought the Columbia, Camden, and Lexington branches of the business in 1975, operating it for a period of time under the name of NAPA Auto Parts. He sold the business back to Genuine Parts in 1985 and resumed his job as manager until his retirement in 1987. Mr. Boyd is a private investor and a co-owner of Rainbow Plantation, L.C. He attended the University of Virginia and the University of South Carolina.

         Chimin J. Chao, 43, Class III Director, has served as a director of the company since its formation in 1994. Mr. Chao lives in Lexington, South Carolina and since 1987 has been president of the engineering firm Chao and Associates, Inc. in West Columbia, South Carolina. Mr. Chao is a member of the American Society of Engineers and the National Society of Professional Engineers. He received a M.S. degree in Structural Engineering at the University of South Carolina and holds a Professional Engineer License in South Carolina.

         Michael C. Crapps, 40, Class I Director, has served as the President and Chief Executive Officer and as a director of the company since its formation in 1994. Mr. Crapps, a life-long resident of Lexington, South Carolina, was selected as the 1997 Young Banker of the Year by the South Carolina Bankers Association. From 1985 to 1993, he worked for Republic National Bank in Columbia, becoming president, chief executive officer, and a director of that bank in 1993. During his career, Mr. Crapps has been responsible for virtually all aspects of banking, including branches, commercial banking, operations, credit administration, accounting, human resources, and compliance. He began his banking career with South Carolina National Bank in 1980, and by the time he changed jobs in 1985 he was a vice president and senior commercial lender in a regional office of that bank. He also serves the banking industry through his participation on the board of directors of the Independent Banks of South Carolina and on the State Legislative Committee of the South Carolina Bankers Association. He received a B.S. degree in Economics in 1980 from Clemson University and an M.B.A. degree from the University of South Carolina in 1984. Mr. Crapps is also a graduate of the LSU Banking School of the South. Mr. Crapps is presently on the boards of directors of the American Cancer Society, the Greater Columbia Community Relations Council, and the Saluda Shoals Park Foundation.

         Hinton G. Davis, 61, Class I Director, has served as a director of the company since its formation in 1994. Mr. Davis is the founder and chief executive officer of Capital City Insurance Company, Inc. and Davis Garvin Agency, Inc., an insurance company and insurance agency, respectively. Since founding these companies in 1981, Mr. Davis has worked as chief executive officer and primary owner of three related insurance businesses: Southeastern Claims Services, Inc., Capital E & S Brokers, and Charter Premium Audits. Mr. Davis has resided in Columbia for over 20 years and holds a B.B.A. degree in Insurance from the University of Georgia.

         Anita B. Easter, 54, Class I Director, has served as a director of the company since its formation in 1994. Ms. Easter, who has been a resident of the Columbia area for over 20 years, is self-employed, working for

Greenleaf Enterprises, a company involved with investing, property management, auto restoration, vintage auto racing, antiques, and collectibles. Ms. Easter is a 1965 graduate of North Carolina Baptist Hospital School of Nursing. She received a B.S. degree in Nursing from the University of South Carolina in 1978. She currently is chairperson for U.S.C.'s College of Nursing Capital Campaign Executive Committee and serves on the board of directors of the United Way and the Greater Columbia Chamber of Commerce.

         George H. Fann, Jr., D.M.D., 54, Class I Director, has served as a director of the company since its formation in 1994. Dr. Fann has practiced dentistry in West Columbia, South Carolina for over 25 years. He earned a B.S. degree from Clemson University in 1966 and a D.M.D. from the University of Louisville School of Dentistry in 1969. Dr. Fann is vice president of the South Carolina Academy of General Dentistry and a member of the board of directors of Lexington Medical Center in West Columbia, South Carolina. Dr. Fann was recently awarded the Order of the Palmetto by the Governor of South Carolina.

         William A. Jordan, 43, Class III Director, has served as a director of the company since its formation in 1994. Mr. Jordan has practiced law since 1983 and is president and co-founder of William A. Jordan, L.L.C. in Greenville. Mr. Jordan graduated from Clemson University in 1977 with an R.P.A. degree in Resource Management and received a J.D. degree from the University of South Carolina in 1983.

         James C. Leventis, 61, Class III Director, Chairman of the Board, has served as Chairman of the Board of Directors of the company since its formation in 1994. Mr. Leventis is a shareholder of the law firm Rogers, Townsend & Thomas. Mr. Leventis received a J.D. degree and a B.S. degree in Business Administration from the University of South Carolina. Mr. Leventis also has extensive experience in the banking industry. From 1964 to 1968, Mr. Leventis was a commercial lending officer with First National City Bank of New York; from 1968 to 1974, he served as vice president and general manager of Genway Corp., a nationwide leasing system of General Motors dealers; and from 1985 to 1988, he served as president and chairman of Republic National Bank in Columbia. Mr. Leventis is also past vice chairman of the School Board of Richland District I, a past member and former chairman of the Richland County Council and Central Midlands Regional Planning Council, and past president of the Alumni Association of the University of South Carolina.

         Angelo L. Tsiantis, 68, Class I Director, has served as a director of the company since its formation in 1994. Mr. Tsiantis has been self-employed in the restaurant business for over 40 years and is the president and owner of Triangle City Zesto, Inc. and Angelo's Zesto. He served in the U.S. Army for two years and attended the University of South Carolina.

         Loretta R. Whitehead, 56, Class III Director, has served as a director of the company since its formation in 1994. Ms. Whitehead has been a real estate agent since 1981 and currently is with RE/MAX Real Estate Services in Columbia, South Carolina. She taught full-time from 1964 through 1968 after receiving a B.A. degree in English and Elementary Education from Columbia College in 1963.

         David K. Proctor, 42, has been the Senior Vice President/Senior Credit Officer of the company since First Community Bank opened for business in 1995. From May 1994 to June 1995, he was the vice president of credit and operations for Republic Leasing company. From 1987 to 1994, he held various positions with Republic National Bank in Columbia and most recently was executive vice president and senior credit officer. He is a 1979 graduate of Clemson University with a B.S. in Business Administration.

         Joseph G. Sawyer, 48, has been Senior Vice President/Chief Financial Officer of the company since First Community Bank opened for business in 1995. Prior to joining the company, he was senior vice president and general auditor for the National Bank of South Carolina. He is a certified public accountant and a 1973 graduate of The Citadel with a B.A. in Political Science.

           PROPOSAL NO. 2: APPROVAL OF THE 1999 STOCK INCENTIVE PLAN

GENERAL

         The Board of Directors has adopted the company's 1999 Stock Incentive Plan effective February 16, 1999. We believe that the issuance of stock options can promote the growth and profitability of the company by providing additional incentives for participants to focus on the company's long-range objectives. We also believe that stock options help us to attract and retain highly qualified personnel and to link their interests directly to shareholder interests. Therefore, we ask you to approve this plan at the meeting.

         The plan authorizes the grant to our employees and directors of stock options and restricted stock for up to 71,000 shares of common stock from time to time during the term of the plan, subject to adjustment upon changes in capitalization. The plan also authorizes grants to advisers and consultants of the company. The number of shares available for issuance under the plan will also automatically increase each year by an amount equal to up to 3% of the shares outstanding at that time, except that the total number of shares available between this Plan and the company's existing 1996 Stock Option Plan will not exceed 15% of the total shares outstanding.

         Under the plan, the company may grant either incentive stock options (which qualify for certain favorable tax consequences, as described below) or nonqualified stock options. The plan also authorizes the issuance of restricted stock. The plan will be administered by a committee consisting of at least two members of the Board of Directors. The committee will determine the persons who will receive options or restricted stock and the number of shares that will be covered by their options. The committee will also determine the periods of time (not exceeding ten years from the date of grant in the case of an incentive stock option) during which options will be exercisable and will determine whether termination of an optionee's employment under various circumstances would terminate options granted under the plan to that person. The committee may also grant a reload option to an optionee who surrenders common stock as payment of the exercise price of an option. The reload option will have an exercise price equal to the fair market value of the common stock on the date of payment for the exercised option, will be for the same number of shares as were surrendered, and may have other terms as the committee may prescribe.

         If granted an option under the plan, the optionee will receive an option agreement specifying the terms of the option, such as the number of shares of common stock the optionee can purchase, the price per share, when the optionee can exercise the option, and when the option expires. Similarly, if granted restricted stock under the plan, the grantee will receive an award agreement specifying the terms of the grant, such as the number of shares of restricted stock covered by the grant, the restrictions on voting or disposition of the restricted stock, and the schedule pursuant to which the restrictions will lapse. The plan provides that options will become exercisable and restrictions will lapse immediately upon a change in control of the company.

         The option price per share is an amount to be determined by the Board of Directors, but for an incentive stock option the price will not be less than 100%, and for a non-incentive stock option the price will not be less than 85%, of the fair market value per share on the date of grant. Generally, the option price will be payable in full upon exercise. Payment of the option price of any stock option may be made in cash, by delivery of shares of common stock (valued at their fair market value at the time of exercise), or by a combination of cash and stock. The company will receive no consideration upon the grant of an option.

         Options generally may not be transferred except by will or by the laws of descent and distribution, and during an optionee's lifetime may be exercised only by the optionee (or by his or her guardian or legal representative, should one be appointed). The grant of an option does not give the optionee any rights of a shareholder until the optionee exercises the option.

         The Board of Directors will have the right at any time to terminate or amend the plan but no such action may terminate options already granted or otherwise affect the rights of any optionee under any outstanding option without the optionee's consent.

FEDERAL INCOME TAX CONSEQUENCES

         There are no federal income tax consequences to the optionee or to the company on the granting of options. The federal tax consequences upon exercise will vary depending on whether the option is an incentive stock option or a nonqualified stock option.

         INCENTIVE STOCK OPTIONS. When an optionee exercises an incentive stock option, the optionee will not at that time realize any income, and the company will not be entitled to a deduction. However, the difference between the fair market value of the shares on the exercise date and the exercise price will be a preference item for purposes of the alternative minimum tax. The optionee will recognize capital gain or loss at the time of disposition of the shares acquired through the exercise of an incentive stock option if the shares have been held for at least two years after the option was granted and one year after it was exercised. The company will not be entitled to a tax deduction if the optionee satisfies these holding period requirements. The net federal income tax effect to the holder of the incentive stock options is to defer, until the acquired shares are sold, taxation on any increase in the shares' value from the time of grant of the option to the time of its exercise, and to tax such gain, at the time of sale, at capital gain rates rather than at ordinary income rates.

         If the holding period requirements are not met, then upon sale of the shares the optionee generally recognizes as ordinary income the excess of the fair market value of the shares at the date of exercise over the exercise price stated in the option agreement. Any increase in the value of the shares subsequent to exercise is long or short-term capital gain to the optionee depending on the optionee's holding period for the shares. However, if the sale is for a price less than the value of the shares on the date of exercise, the optionee might recognize ordinary income only to the extent the sales price exceeded the option price. In either case, the company is entitled to a deduction to the extent of ordinary income recognized by the optionee.

         NONQUALIFIED STOCK OPTIONS. Generally, when an optionee exercises a nonqualified stock option, the optionee recognizes income in the amount of the aggregate market price of the shares received upon exercise less the aggregate amount paid for those shares, and the company may deduct as an expense the amount of income so recognized by the optionee. The holding period of the acquired shares begins upon the exercise of the option, and the optionee's basis in the shares is equal to the market price of the acquired shares on the date of exercise.

         RESTRICTED STOCK. Awards of restricted stock are shares of common stock that are granted subject to conditions, such as continued service with the company, that are established at the time of the award. Restricted stock will become nonforfeitable as its holder meets the specified conditions. If the conditions are not satisfied, all or a portion of the shares of restricted stock are forfeited to the company. Generally, restricted stock cannot be transferred until the restrictions have lapsed. Upon a grant of restricted stock, the market value of the stock at the date of grant is included as a deduction from shareholders' equity in the company's balance sheet and is amortized as compensation expense on a straight-line basis over the vesting period. The participant recognizes taxable income as the restrictions lapse (subject to an election to accelerate the income recognition), based on the fair market value of the shares on the date of lapse (or earlier acceleration), and the company is entitled to a corresponding tax deduction.

INITIAL OPTION GRANTS

         Upon adoption of the plan, the company granted non-qualified stock options covering 1,000 shares to each of its nonemployee directors. The company also issued incentive stock options to the following employees:

         Michael C. Crapps, the company's President and Chief Executive Officer, received a grant of incentive stock options for 5,000 shares. Other executive officers as a group received grants of incentive stock options for 9,000 shares, and other officers and employees as a group received grants for incentive stock options for 10,750 shares.

Each of these option grants includes the following features:

         -        An exercise period of ten years
         -        A five year vesting term
         -        Restrictions on transferability
         - An exercise price of $18.37 per share, which was the fair market value of the common stock on the date of grant.

SHAREHOLDER APPROVAL REQUIRED

         The affirmative vote of the holders of a majority of the votes entitled to be cast at the meeting is required for approval of the plan. Abstentions and broker non-votes will not be considered to be either affirmative or negative votes. Because directors will receive options under the plan, the directors of the company have a personal interest in seeing the plan approved.

         The Board of Directors recommends a vote for approval of the 1999 Stock Incentive Plan.


                COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

         The following table shows the cash compensation paid by the company or First Community Bank to its Chief Executive Officer and President for the years ended December 31, 1996 through 1998. No executive officers of the company or First Community Bank earned total annual compensation, including salary and bonus, in excess of $100,000 in 1998.


                           SUMMARY COMPENSATION TABLE

                                                                             Annual Compensation
                                                              ----------------------------------------------
                                                                                Long Term
                                                                               Compensation
                                                                                  Awards
                                                                               ------------
                                                                                Securities
                                                                                Underlying
                                                                                ----------
Name and Principal Position                    Year     Salary    Bonus          Options           Compensation(1)
---------------------------                    ----     ------    -----          -------           ---------------

Michael C. Crapps                              1998    $101,723   $11,883             --               $10,260
  President and Chief Executive Officer
    of the company                             1997    $95,120    $8,886              --               $10,260
                                               1996    $90,000    $3,263          15,000               $10,260


(1)      Includes $9,000 automobile allowance and $1,260 in club dues.

AGGREGATED OPTION EXERCISES AND YEAR-END OPTION VALUES


                                              Number of Unexercised Securities
                                             Underlying Options at Fiscal Year          Value of Unexercised In-
                                             ---------------------------------            the-Money Options at
                                                          End(#)                          Fiscal Year End ($)(1)
                                                          ------                        -------------------------
Name                                             Exercisable/Unexercisable              Exercisable/Unexercisable
----                                             -------------------------              -------------------------

Michael C. Crapps                                          12,000/3,000                        $90,000/$22,500

---------------

(1) The values shown equal the difference between the exercise price of unexercised in-the-money options and the closing market price ($17.50) of the underlying common stock at December 31, 1998. Options are in-the-money if the fair market value of the common stock exceeds the exercise price of the option.


EMPLOYMENT AGREEMENTS

         The company has entered into employment agreements with Michael C. Crapps, as the President and Chief Executive Officer of the company, and James
C. Leventis, as the Chairman of the Board of the company. Both employment agreements provide for an initial term of three years, to be extended automatically each day for an additional day so that the remaining term of the agreement will continue to be three years. The term may be fixed at three years without additional extension by notice of either party to the other. The agreement with Mr. Crapps provides for a starting annual salary of $90,000, and the agreement with Mr. Leventis provides for an annual salary of $25,000 per year, in each case to be reviewed by the Board of Directors at least annually and increased at its discretion. Both Mr. Crapps and Mr. Leventis are also eligible to receive annual payments based upon achievement criteria established by the Board of Directors.

         Both agreements provide that if the company terminates the executive's employment without cause or if the executive's employment is terminated due to a sale, merger, or dissolution of the company or First Community Bank, the company will be obligated to continue his salary and bonus for the first twelve months thereafter plus one-half of his salary and bonus for the second twelve months thereafter. Furthermore, the company must remove any restrictions on outstanding incentive awards so that all such awards vest immediately and the company must continue to provide his life insurance and medical benefits until he reaches the age of 65.

         In addition, both employment agreements provide that following termination of the executive's employment with the company and for a period of twelve months thereafter, the executive may not (i) be employed in the banking business as a director, officer at the vice president level or higher, or organizer or promoter of, or provide executive management services to, any financial institution within Richland or Lexington counties, (ii) solicit major customers of the company for the purpose of providing financial services, or
(iii) solicit employees of the company for employment.


DIRECTOR COMPENSATION

         During the year ended December 31, 1998, outside directors received fees of $50 for attendance at each committee meeting and $100 for attendance at each Board meeting. No other executive officers received these fees.

                         Security Ownership of Certain
                        BENEFICIAL OWNERS AND MANAGEMENT

GENERAL

         The following table shows how much common stock in the company is owned by the directors, executive officers, and owners of more than 5% of the outstanding common stock, as of March 1, 1999.


                                                 NUMBER OF SHARES                             % OF BENEFICIAL
           NAME                                  SHARES OWNED (1)     RIGHT TO ACQUIRE (2)       OWNERSHIP
           ----                                  ----------------     --------------------    ---------------

       Richard K. Bogan                               9,600                 2,800                    1.03%
       William L. Boyd, III                          13,600                 2,800                    1.36%
       Thomas C. Brown                                9,600                 2,800                    1.03%
       Chimin J. Chao                                14,068                 2,800                    1.39%
       Robert G. Clawson                              9,600                 2,800                    1.03%
       Michael C. Crapps                             10,100                12,000                    1.82%
       Hinton G. Davis (4)                           43,100                 2,800                    3.79%
       Anita B. Easter                               13,100                 2,800                    1.31%
       O.A. Ethridge                                  9,600                 2,800                    1.03%
       George H. Fann, Jr.                           41,600                 2,800                    3.67%
       William A. Jordan                             12,536                 2,800                    1.27%
       W. James Kitchens, Jr.                        24,600                 2,800                    2.27%
       James C. Leventis (5)                         11,100                 4,000                    1.25%
       Broadus Thompson                              11,980                 2,800                    1.22%
       Angelo L. Tsiantis                            14,100                 2,800                    1.40%
       Loretta R. Whitehead                           7,600                 2,800                     .86%
       Mitchell M. Willoughby                        10,600                 2,800                    1.11%
       All executive officers and directors         285,304                58,000                   27.13%
       as a group (19 persons)


(1)      Includes shares for which the named person:
         -      has sole voting and investment power,
         - has shared voting and investment power with a spouse, or otherwise claimed as beneficially owned, or
         - holds in an IRA or other retirement plan program, unless otherwise indicated in these footnotes.

         Does not include shares that may be acquired by exercising stock options.

(2) Includes shares that may be acquired within the next 60 days by exercising vested stock options but does not include any other stock options.

(3) Determined by assuming the named person exercises all options which he or she has the right to acquire within 60 days, but that no other persons exercise any options.

(4)      Includes 10,000 shares held by an investment company affiliate of Mr.
         Davis.

(5)      Includes 11,000 shares held by an investment affiliate of Mr. Leventis.



               MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

         During the year ended December 31, 1998, the Board of Directors of the company held 13 meetings and the Board of Directors of First Community Bank held 13 meetings. All of the directors of the company and First Community Bank attended at least 75% of the aggregate of such board meetings and the meetings of each committee on which they served except for William L. Boyd and William
A. Jordan.

         The company's Board of Directors has appointed a number of committees, including an audit committee, human resources committee, and an executive committee. The audit committee is composed of the following members O.A. Etheridge, Hinton G. Davis, and Broadus Thompson. The audit committee met three times in 1998. The audit committee has the responsibility of reviewing the company's financial statements, evaluating internal accounting controls, reviewing reports of regulatory authorities, and determining that all audits and examinations required by law are performed. The committee recommends to the Board the appointment of the independent auditors for the next fiscal year, reviews and approves the auditor's audit plans, and reviews with the independent auditors the results of the audit and management's responses. The audit committee is responsible for overseeing the entire audit function and appraising the effectiveness of internal and external audit efforts. The audit committee reports its findings to the Board of Directors.

         The company's Human Resources committee is responsible for establishing the compensation plans for the company. Its duties include the development with management of all benefit plans for employees of the company, the formulation of bonus plans, incentive compensation packages, and medical and other benefit plans. This committee met two times during the year ended December 31, 1998. The human resources committee is composed of the following members: James C. Leventis, Michael C. Crapps, William L. Boyd, III, Thomas C. Brown, and Angelo L. Tsiantis.

         The Company's executive committee is responsible for nominating individuals for election to the Company's Board of Directors. In 1998, the executive committee consisted of James C. Leventis, Michael C. Crapps, William
L. Boyd, III, Robert G. Clawson, George H. Fann, Jr. and Mitchell M.
Willoughby.


                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

INTERESTS OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

         The company and First Community Bank have banking and other transactions in the ordinary course of business with directors and officers of the company and First Community Bank and their affiliates. It is the company's policy that these transactions be on substantially the same terms (including price, or interest rates and collateral) as those prevailing at the time for comparable transactions with unrelated parties. The company does not expect these transactions to involve more than the normal risk of collectibility nor present other unfavorable features to the company or First Community Bank. Loans to individual directors and officers must also comply with First Community Bank's lending policies and statutory lending limits, and directors with a personal interest in any loan application are excluded from the consideration of the loan application. The company intends for all of its transactions with its affiliates to be on terms no less favorable to the company than could be obtained from an unaffiliated third party and to be approved by a majority of disinterested directors.

              COMPLIANCE WITH THE SECURITIES EXCHANGE ACT OF 1934

         As required by Section 16(a) of the Securities Exchange Act of 1934, the Company's directors, its executive officers, and certain individuals are required to report periodically their ownership of the Company's common stock and any changes in ownership to the SEC. Based on a review of Forms 3, 4, and 5 and any representations made to the Company, the Company believes that all such reports for these persons were filed in a timely fashion during 1998, except one report covering one transaction for William L. Boyd, III.


                              INDEPENDENT AUDITOR

         The company has selected Clifton D. Bodiford, C.P.A. to serve as the independent auditor to the company for the year ending December 31, 1999.


       SHAREHOLDER PROPOSALS FOR THE 2000 ANNUAL MEETING OF SHAREHOLDERS

         If shareholders wish a proposal to be included in the company's proxy statement and form of proxy relating to the 2000 annual meeting, they must deliver a written copy of their proposal to the principal executive offices of the company no later than November 20, 1999. To ensure prompt receipt by the company, the proposal should be sent certified mail, return receipt requested. Proposals must comply with the company's bylaws relating to shareholder proposals in order to be included in the company's proxy materials.


March 23, 1999

                       PROXY SOLICITED FOR ANNUAL MEETING
                               OF SHAREHOLDERS OF
                          FIRST COMMUNITY CORPORATION
                          TO BE HELD ON APRIL 21, 1999

         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

         The undersigned hereby constitutes and appoints Michael C. Crapps and Joseph G. Sawyer, and each of them, his or her true and lawful agents and proxies with full power of substitution in each, to represent and vote, as indicated below, all of the shares of Common Stock of First Community Corporation that the undersigned would be entitled to vote at the Annual Meeting of Shareholders of the company to be held at the Golden Hills Golf and Country Club, 100 Scotland Drive, Lexington, South Carolina, at 11:00 a.m. local time, and at any adjournment, upon the matters described in the accompanying Notice of Annual Meeting of Shareholders and Proxy Statement, receipt of which is acknowledged. These proxies are directed to vote on the matters described in the Notice of Annual Meeting of Shareholders and Proxy Statement as follows:

         THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED: (I) "FOR" PROPOSAL NO. 1 TO ELECT THE SIX IDENTIFIED CLASS II DIRECTORS TO SERVE ON THE BOARD OF DIRECTORS EACH FOR THREE-YEAR TERMS; AND
(II) "FOR" PROPOSAL NO. 2 TO APPROVE THE 1999 STOCK INCENTIVE PLAN.

1. PROPOSAL to elect the six identified Class II directors to serve for three year terms.

         Thomas C. Brown
                  Robert G. Clawson
                  O. A. Ethridge, D.M.D.
                  W. James Kitchens, Jr.
                  Broadus Thompson
                  Mitchell M. Willoughby

         [ ]      FOR all nominees                      [ ]  WITHHOLD AUTHORITY
                  listed (except as marked to                to vote for all
                  the contrary)                              nominees

 (INSTRUCTION: To withhold authority to vote for any individual nominee(s), write that nominees name(s)  in the space provided below).


2.       PROPOSAL to approve the 1999 Stock Incentive Plan.

         [ ]  FOR              [ ] AGAINST              [ ] ABSTAIN


------------------------------------------------------------------------------

                                          Dated:
                                                -----------------------, 1999


----------------------------------        -----------------------------------
Signature of Shareholder(s)               Signature of Shareholder(s)


----------------------------------        -----------------------------------
Print name clearly                        Print name clearly

Please sign exactly as name or names appear on your stock certificate. Where more than one owner is shown on your stock certificate, each owner should sign. Persons signing in a fiduciary or representative capacity shall give full title. If a corporation, please sign in full corporate name by authorized officer. If a partnership, please sign in partnership name by authorized person.